NEWS RELEASE

2300 Orchard Parkway

San Jose, CA 95131-1017

Tel: (408) 433-0910

Fax: (408) 428-7998

For more information contact:
Bill Slater	Ellen Brook
Symmetricom, Inc.	Stapleton Communications Inc.
(408) 428-7801	(650) 470-0200
bslater@symmetricom.com	ellen@stapleton.com
www.symmetricom.com

SYMMETRICOM REPORTS FISCAL 4th QUARTER AND FY2003 RESULTS

SAN JOSE, Calif. — August 7, 2003 — Symmetricom, Inc. (NASDAQ:SYMM), a leading worldwide supplier of atomic clocks and network synchronization and timing solutions, today reported results for its fourth quarter and fiscal year ended June 30, 2003.

Fiscal fourth quarter net sales from continuing operations were $36.9 million, compared with $36.9 million in the prior quarter and $17.7 million for the same quarter in the prior year. The net loss from continuing operations for the quarter was $6.5 million, or $(0.15) per share. The net loss for the quarter includes additional integration and restructuring costs of $3.0 million, or $(0.07) per share, for the consolidation of Datum and TrueTime operations, the downsizing and consolidation of the Broadband Network Division into the Telecom Solutions Division and reductions in force for the Telecom Solutions Division. In addition, fourth quarter results from continuing operations include charges of $0.8 million, or $(0.02) per share, for the stock option tender offer completed in June and $0.8 million, or $(0.02) per share, for write-offs of obsolete Datum inventory. The fourth quarter results also include a favorable change in estimate of $0.6 million, or $0.01 per share, against the goodwill impairment charge taken in the fiscal second quarter. The tax rate for the fourth quarter benefited from a tax true-up of $1.9 million, or $0.05 per share.

The Trusted Time Division, which was acquired as part of the Datum acquisition, ceased operations in the fiscal fourth quarter as previously announced. The results for this division, as well as the shut down costs and the impairment of related goodwill, are reported as discontinued operations. The net loss on discontinued operations is $13.8 million, or $(0.33) per share, principally due to the write-off of goodwill and intangibles associated with this business.

Net sales for fiscal 2003 from continuing operations were $132.0 million, an 82 percent increase from $72.6 million for the prior year. The increase in revenues is attributable to the acquisitions of Datum and TrueTime in October 2002. The net loss from continuing operations for fiscal 2003 was

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$34.3 million, or $(0.96) per share. This compares with the net loss from continuing operations for the prior year of $5.7 million, or $(0.25) per share. The net loss for fiscal 2003 was impacted by the acquisitions of Datum and TrueTime, the downsizing of the Broadband Network Division and a reduction in force. These activities generated net integration and restructuring charges of $5.7 million, while the impairment of goodwill and the write-off of acquired in-process research and development resulted in charges of $16.3 million. The net loss from discontinued operations for the fiscal year was $15.0 million, or $(0.42) per share.

Fiscal Year 2003 Highlights

•	Completed the acquisitions of Datum and TrueTime in October 2002, which provide technology, economies of scale and diversification into the government and enterprise markets.

•	Our consolidation and integration goals for fiscal 2003 have been met. The consolidation of the Irvine, CA plant into the Beverly, MA facility is expected to be completed in the third quarter of fiscal 2004. Transferred 284 core products from the Santa Rosa, CA, Austin, TX, and Beverly, MA plants to the Puerto Rico facility.

•	Non-manufacturing headcount has been reduced by 25% since the completion of the acquisitions. Duplicate functions have been consolidated into two operating divisions: the Telecom Solutions Division, which is focused on the telecom market, and the Timing, Test & Measurement Division, which is focused on government and enterprise customers.

•	Major strides have been made in the acceptance cycle in the U.S. for our next generation wireline synchronization equipment and sync network management software. This includes initial deployment by top-tier customers.

•	International wireline business benefited from first shipments into Japan in the fourth quarter and large bookings from Norway and Saudi Arabia.

•	Shipped approximately $1 million of our new Broadband products during the fiscal year. Operating expenses for the Broadband Network Division were downsized by more than 50%. Consolidated the division into the Telecom Solutions Division to reflect continued longer term opportunity, but slower-than-expected initial deployment of g.shdsl products by service providers.

•	A Space, Defense and Avionics initiative has been undertaken to market oscillators and cesium products for military and space programs.

“We have focused our efforts on strengthening Symmetricom’s market and technological leadership, while improving our fundamental cost structure,” said Tom Steipp, chief executive officer. “The integration and rationalization of the three companies accelerates our return to profitability, creates a more diversified business and provides expanded opportunities for growth. The acquisition of Datum has positioned us as the leader in important atomic clock technology and expands our opportunities with key telecom and government customers, while TrueTime’s business has broadened our channels with a wide range of government and military customers.”

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Outlook for Q1 FY04

Symmetricom expects fiscal first quarter FY04 revenues to be within a range of $35 million and $40 million. The company expects earnings per share to be in a range of a loss of $(0.04) per share to a profit of $0.01 per share million. This range includes $(0.01) per share for restructuring charges and $(0.02) per share loss for the Broadband product line.

INVESTOR CONFERENCE CALL

As previously announced, management will hold a conference call to discuss these results today, August 7, 2003 at 1:30 p.m. Pacific Time. Those wishing to join should dial 773-756-4600, passcode “Symmetricom”. Please reference the conference leader: Thomas Steipp. A live webcast of the conference call will also be available via the company’s website at www.symmetricom.com or www.vcall.com. A replay of the call will be available for one week. To access the replay, please dial 800-945-0406.

About Symmetricom

Symmetricom, Inc. is the leading worldwide supplier of atomic clocks and network synchronization and timing solutions. The company designs, manufactures, markets and provides services for wireline and wireless synchronization; space, defense and aerospace systems; network time servers; as well as G.shdsl-based broadband network equipment for the telecom, government and enterprise markets. Symmetricom is based in San Jose, California. For more information visit http://www.symmetricom.com.

Safe Harbor

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those Sections. These forward-looking statements include statements concerning market demand, the expectation that Symmetricom will be profitable in the future, availability of our new products and access to new markets, the success of the Broadband product line, expectations of operating synergies as a result of the acquisitions and timing of plant consolidations, and estimates of future revenue and net loss or profit. Symmetricom’s actual results could differ materially from those projected or suggested in these forward-looking statements. Factors that could cause future actual results to differ materially from the results projected in or suggested by such forward-looking statements include: reduced rates of demand for telecommunication products and test and measurement products, timing of orders, labor strikes at major customers, cancellation or delay of customer orders, difficulties in manufacturing products to specification, customer acceptance of new products, customer delays in qualification and field trials of key new products, expected operating synergies from the consolidation of the Irvine facility into the Beverly facility are not realized, geopolitical risks such as terrorist acts and the risk factors listed from time to time in Symmetricom’s reports filed with the Securities and Exchange Commission, including but not limited to, the report on Form 10-K for the year ended June 30, 2002 and the report on Form 10-Q for the quarter ended March 31, 2003.

Note:    Financial schedules attached

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SYMMETRICOM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2003	2002	2003	2002
Net sales	$36,938	$17,691	$132,049	$72,643
Cost of sales	22,874	11,324	80,314	45,076
Amortization of purchased technology	1,065	366	3,104	1,289
Write-off of Telmax royalty	—	—	567	—
Integration and restructuring charges	1,530	287	1,733	452

Gross Profit	11,469	5,714	46,331	25,826
Operating Expenses:
Research and development	6,687	2,839	21,468	11,316
Selling, general and administrative	14,490	6,233	46,744	24,776
Amortization of intangibles	218	44	1,171	294
Integration and restructuring charges	3,480	337	6,711	581
Impairment (recovery) of goodwill	(612)	—	14,723	—
Acquired In-process research and development	—	—	1,561	—

Operating loss	(12,794)	(3,739)	(46,047)	(11,141)
Gain (loss) on investments	—	—	(450)	1,487
Interest income	109	278	625	1,342
Interest expense	(163)	(172)	(628)	(661)

Loss before income taxes	(12,848)	(3,633)	(46,500)	(8,973)
Income tax benefit	(6,362)	(1,606)	(12,153)	(3,278)

Net loss from continuing operations	(6,486)	(2,027)	(34,347)	(5,695)
Gain (loss) from discontinued operations, net of tax	(13,786)	—	(14,970)	410

Net loss	$(20,272)	$(2,027)	$(49,317)	$(5,285)

Loss per share—basic and diluted:
Loss from continuing operations	$(0.15)	$(0.09)	$(0.96)	$(0.25)
Earnings (loss) from discontinued operations	(0.33)	—	(0.42)	0.02

Net loss	$(0.48)	$(0.09)	$(1.38)	$(0.23)

Weighted average shares outstanding—basic and diluted	42,182	22,193	35,645	22,572

SYMMETRICOM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30,	June 30,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$32,284	$52,521
Restricted cash	3,396	—
Short-term investments	735	1,640
Accounts receivable, net	23,776	9,399
Inventories, net	29,070	18,397
Prepaids and other current assets	13,853	5,981

Total current assets	103,114	87,938
Property, plant and equipment, net	31,222	21,877
Goodwill, net	50,818	3,704
Other intangible assets, net	19,128	7,419
Deferred taxes and other assets	29,726	8,872
Note receivable from employee	500	500

Total assets	$234,508	$130,310

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,246	$5,051
Accrued compensation	12,191	4,157
Accrued warranty	4,021	4,950
Other accrued liabilities	10,528	4,310
Current maturities of long-term obligations	996	610

Total current liabilities	39,982	19,078
Long-term obligations	10,675	6,574
Deferred income taxes	419	469

Total liabilities	51,076	26,121

Stockholders’ equity:
Common stock	159,194	29,441
Stockholder note receivable	(555)	(555)
Accumulated other comprehensive loss	(178)	(118)
Deferred compensation	(1,133)	—
Retained earnings	26,104	75,421

Total stockholders’ equity	183,432	104,189

Total liabilities and stockholders’ equity	$234,508	$130,310